Exhibit 99.1

February 24, 2021
For 6:00 am ET Release

LOWE’S REPORTS FOURTH QUARTER 2020 SALES AND EARNINGS RESULTS
— U.S. Comparable Sales Increased 28.6% —
— Fourth Quarter Diluted EPS of $1.32; Adjusted Diluted EPS of $1.331 —
— Fiscal 2020 Diluted EPS of $7.75; Adjusted Diluted EPS of $8.861 —

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $978 million and diluted earnings per share (EPS) of $1.32 for the quarter ended January 29, 2021 compared to net earnings of $509 million and diluted EPS of $0.66 in the fourth quarter of 2019. Excluding charges in both periods related to the strategic review of certain operations, fourth quarter adjusted diluted EPS increased 41.5 percent to $1.33 from adjusted diluted EPS of $0.94 in the fourth quarter of 20191.

Total sales for the fourth quarter were $20.3 billion compared to $16.0 billion in the fourth quarter of 2019, and comparable sales increased 28.1 percent. Comparable sales for the U.S. home improvement business increased 28.6 percent for the fourth quarter.

In the fourth quarter, the Company invested over $100 million in COVID-related support of frontline hourly associates, bringing its total COVID-related associate financial support to more than $900 million for fiscal 2020. As a reflection of its commitment to supporting its associates and communities, Lowe’s invested nearly $1.3 billion in COVID-related support for its associates, store safety and community pandemic relief in fiscal 2020.

“Strong execution enabled us to meet broad-based demand driven by the continued consumer focus on the home, with growth over 16% in all merchandising departments, over 19% across all U.S. regions and 121% on Lowes.com. I would like to thank our front-line associates for their continued dedication to serving our customers and communities and supporting safety in our stores. I am pleased with our progress in 2020 as we generated nearly $90 billion in sales, with annual sales growth of over $17 billion, while also enhancing our operating efficiency. Looking ahead to 2021, we expect to grow market share and drive further operating margin expansion,” commented Marvin R. Ellison, Lowe’s president and CEO.

Capital Allocation
The Company repurchased 21.1 million shares for $3.4 billion during the quarter, and it paid $452 million in dividends. For the year, capital returns to shareholders totaled $6.7 billion, with $5.0 billion in share repurchases and $1.7 billion in dividends.

At quarter-end, the Company had $4.7 billion of cash and cash equivalents as well as $3.0 billion in undrawn capacity on its revolving credit facilities, which will be available for any unanticipated liquidity needs.

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

As of January 29, 2021, Lowe’s operated 1,974 home improvement and hardware stores in the United States and Canada representing 208 million square feet of retail selling space, and it serviced approximately 230 dealer-owned stores.

A conference call to discuss fourth quarter 2020 operating results is scheduled for today, Wednesday, February 24, at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at ir.lowes.com and clicking on Lowe’s Fourth Quarter 2020 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived at ir.lowes.com.

Lowe’s Business Outlook

The Company delivered very strong financial results in the fourth quarter of 2020, with continued sales momentum in February. The Company is reiterating the perspectives provided at the December 9, 2020 Investor Update, during which the Company presented its planning expectations for three potential scenarios for 2021 which assume modest mix-adjusted market contraction. In each of these scenarios, the Company expects to drive further market share gains and operating margin improvement. Additionally, consistent with expectations provided at the Investor Update, the Company is planning for $9 billion in share repurchases and $2 billion in capital expenditures in 2021.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 20 million customers a week in the United States and Canada. With fiscal year 2020 sales of nearly $90 billion, Lowe’s and its related businesses operate or service more than 2,200 home improvement and hardware stores and employ over 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, changes in commodity prices, changes or threatened changes in tariffs, outbreak of public health crises, such as the COVID-19 pandemic, availability and cost of goods from suppliers, changes in our management and key personnel, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Jackie Pardini Hartzell
	704-775-3856	704-758-4317
	kate.pearlman@lowes.com	jaclyn.pardini@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Fiscal Year Ended
	January 29, 2021		January 31, 2020		January 29, 2021		January 31, 2020
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$20,311	100.00	$16,027	100.00	$89,597	100.00	$72,148	100.00
Cost of sales	13,855	68.22	11,046	68.92	60,025	66.99	49,205	68.20
Gross margin	6,456	31.78	4,981	31.08	29,572	33.01	22,943	31.80
Expenses:
Selling, general and administrative	4,541	22.36	3,685	22.99	18,526	20.68	15,367	21.30
Depreciation and amortization	391	1.92	338	2.11	1,399	1.56	1,262	1.75
Operating income	1,524	7.50	958	5.98	9,647	10.77	6,314	8.75
Interest – net	204	1.00	183	1.14	848	0.95	691	0.96
Loss on extinguishment of debt	—	—	—	—	1,060	1.18	—	—
Pre-tax earnings	1,320	6.50	775	4.84	7,739	8.64	5,623	7.79
Income tax provision	342	1.69	266	1.66	1,904	2.13	1,342	1.86
Net earnings	$978	4.81	$509	3.18	$5,835	6.51	$4,281	5.93

Weighted average common shares outstanding – basic	734		763		748		777
Basic earnings per common share (1)	$1.33		$0.67		$7.77		$5.49
Weighted average common shares outstanding – diluted	735		764		750		778
Diluted earnings per common share (1)	$1.32		$0.66		$7.75		$5.49
Cash dividends per share	$0.60		$0.55		$2.30		$2.13

Retained Earnings
Balance at beginning of period	$3,942		$2,238		$1,727		$3,452
Cumulative effect of accounting change	—		—		—		(263)
Net earnings	978		509		5,835		4,281
Cash dividends declared	(440)		(420)		(1,724)		(1,653)
Share repurchases	(3,363)		(600)		(4,721)		(4,090)
Balance at end of period	$1,117		$1,727		$1,117		$1,727

(1)    Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $973 million for the three months ended January 29, 2021, and $508 million for the three months ended January 31, 2020. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $5,811 million for the fiscal year ended January 29, 2021, and $4,268 million for the fiscal year ended January 31, 2020.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Fiscal Year Ended
	January 29, 2021		January 31, 2020		January 29, 2021		January 31, 2020
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$978	4.81	$509	3.18	$5,835	6.51	$4,281	5.93
Foreign currency translation adjustments – net of tax	105	0.52	34	0.21	78	0.09	94	0.13
Cash flow hedges – net of tax	5	0.02	(6)	(0.04)	(79)	(0.09)	(22)	(0.03)
Other	(1)	—	—	—	1	—	1	—
Other comprehensive income	109	0.54	28	0.17	—	—	73	0.10
Comprehensive income	$1,087	5.35	$537	3.35	$5,835	6.51	$4,354	6.03

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	January 29, 2021	January 31, 2020
Assets
Current assets:
Cash and cash equivalents	$4,690	$716
Short-term investments	506	160
Merchandise inventory – net	16,193	13,179
Other current assets	937	1,263
Total current assets	22,326	15,318
Property, less accumulated depreciation (1)	19,155	18,769
Operating lease right-of-use assets	3,832	3,891
Long-term investments	200	372
Deferred income taxes – net	340	216
Other assets (1)	882	905
Total assets	$46,735	$39,471

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings	$—	$1,941
Current maturities of long-term debt	1,112	597
Current operating lease liabilities	541	501
Accounts payable	10,884	7,659
Accrued compensation and employee benefits	1,350	684
Deferred revenue	1,608	1,219
Other current liabilities	3,235	2,581
Total current liabilities	18,730	15,182
Long-term debt, excluding current maturities	20,668	16,768
Noncurrent operating lease liabilities	3,890	3,943
Deferred revenue – extended protection plans	1,019	894
Other liabilities	991	712
Total liabilities	45,298	37,499

Shareholders' equity:
Preferred stock, $5 par value: Authorized – 5.0 million shares; Issued and outstanding – none	—	—
Common stock, $0.50 par value: Authorized – 5.6 billion shares; Issued and outstanding – 731 million and 763 million shares, respectively	366	381
Capital in excess of par value	90	—
Retained earnings	1,117	1,727
Accumulated other comprehensive loss	(136)	(136)
Total shareholders' equity	1,437	1,972
Total liabilities and shareholders' equity	$46,735	$39,471

(1) Effective for the year ending January 29, 2021, excess property amounts previously reported in other assets were reclassified to property, less accumulated depreciation. The consolidated balance sheet as of January 31, 2020, has been revised to conform with current presentation.

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Fiscal Year Ended
	January 29, 2021	January 31, 2020
Cash flows from operating activities:
Net earnings	$5,835	$4,281
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,594	1,410
Noncash lease expense	479	468
Deferred income taxes	(108)	177
Loss on property and other assets – net	139	117
Loss on extinguishment of debt	1,060	—
Share-based payment expense	155	98
Changes in operating assets and liabilities:
Merchandise inventory – net	(2,967)	(600)
Other operating assets	326	(364)
Accounts payable	3,211	(637)
Deferred revenue	512	(15)
Other operating liabilities	813	(639)
Net cash provided by operating activities	11,049	4,296

Cash flows from investing activities:
Purchases of investments	(3,094)	(743)
Proceeds from sale/maturity of investments	2,926	695
Capital expenditures	(1,791)	(1,484)
Proceeds from sale of property and other long-term assets	90	163
Other – net	(25)	—
Net cash used in investing activities	(1,894)	(1,369)

Cash flows from financing activities:
Net change in commercial paper	(941)	220
Net proceeds from issuance of debt	7,929	3,972
Repayment of debt	(5,618)	(1,113)
Proceeds from issuance of common stock under share-based payment plans	152	118
Cash dividend payments	(1,704)	(1,618)
Repurchases of common stock	(4,971)	(4,313)
Other – net	(38)	(1)
Net cash used in financing activities	(5,191)	(2,735)

Effect of exchange rate changes on cash	10	1

Net increase in cash and cash equivalents, including cash classified within current assets held for sale	3,974	193
Less: Net decrease in cash classified within current assets held for sale	—	12
Net increase in cash and cash equivalents	3,974	205
Cash and cash equivalents, beginning of period	716	511
Cash and cash equivalents, end of period	$4,690	$716

Lowe’s Companies, Inc.
Non-GAAP Financial Measures Reconciliation (Unaudited)

To provide additional transparency, the Company has presented the non-GAAP financial measure of adjusted diluted earnings per share for comparing its operating performance for the three months and fiscal year ended January 29, 2021, with the respective periods ended January 31, 2020. This measure excludes the impact of certain discrete items, as further described below, not contemplated in Lowe’s Business Outlook to assist analysts and investors in understanding operational performance for fiscal 2020 and fiscal 2019.

Fiscal 2020 Impacts
During fiscal 2020, the Company recognized financial impacts from the following discrete items, not contemplated in the Company’s Business Outlook for the fourth quarter and fiscal year:

•In the third quarter of fiscal 2019, the Company began a strategic review of its Canadian operations, and in the fourth quarter of fiscal 2019, the Company announced additional restructuring actions to improve future performance and profitability of its Canadian operations. As a result of these actions, in the fourth quarter of fiscal 2020, the Company recognized $12 million of pre-tax operating costs related to inventory write-downs and other closing costs. Total pre-tax charges for fiscal 2020 were $45 million (Canada restructuring), and;

•In the third quarter of fiscal 2020, the Company recognized a $1.1 billion loss on extinguishment of debt in connection with a $3.0 billion cash tender offer (Loss on extinguishment of debt).

Fiscal 2019 Impacts
During fiscal 2019, the Company recognized financial impacts from the following discrete items, not contemplated in the Company's Business Outlook for the fourth quarter and fiscal year:

•Prior to the beginning of fiscal 2019, the Company announced its intention to exit its Mexico retail operations and had planned to sell the operating business. However, in the first quarter of fiscal 2019, after an extensive market evaluation, the decision was made to instead sell the assets of the business. That decision resulted in a tax benefit in the first quarter. During the fourth quarter, pre-tax operating losses associated with the exit and ongoing wind-down of Mexico retail operations totaled $9 million. Total pre-tax operating costs and charges for fiscal 2019 were $35 million, which were offset by $82 million tax benefit (Mexico adjustments), and;

•During the third quarter of fiscal 2019, the Company began a strategic review of its Canadian operations resulting in pre-tax charges of $53 million associated with long-lived asset impairment. In the fourth quarter, the Company recognized $176 million of pre-tax operating costs and charges related to inventory liquidation, accelerated depreciation and amortization, severance and other costs, as well as a net $26 million impact to income tax expense related to income tax valuation allowance. Total pre-tax operating costs and charges for fiscal 2019 were $230 million (Canada restructuring).

Adjusted diluted earnings per share should not be considered an alternative to, or more meaningful indicator of, the Company’s diluted earnings per share as prepared in accordance with GAAP. The Company’s methods of determining non-GAAP financial measures may differ from the method used by other companies and may not be comparable.

Detailed reconciliations between the Company’s GAAP and non-GAAP financial results are shown below and available on the Company’s website at www.lowes.com/investor.

	Three Months Ended
	(Unaudited)			(Unaudited)
	January 29, 2021			January 31, 2020
(in millions, except per share data)	Pre-Tax Earnings	Tax	Net Earnings	Pre-Tax Earnings	Tax	Net Earnings
Diluted earnings per share, as reported			$1.32			$0.66
Non-GAAP adjustments – per share impacts
Canada restructuring	0.01	—	0.01	0.23	0.03	0.26
Mexico adjustments	—	—	—	0.01	0.01	0.02
Adjusted diluted earnings per share			$1.33			$0.94

	Year Ended
	(Unaudited)			(Unaudited)
	January 29, 2021			January 31, 2020
(in millions, except per share data)	Pre-Tax Earnings	Tax	Net Earnings	Pre-Tax Earnings	Tax	Net Earnings
Diluted earnings per share, as reported			$7.75			$5.49
Non-GAAP adjustments – per share impacts
Loss on extinguishment of debt	1.41	(0.36)	1.05	—	—	—
Canada restructuring	0.06	—	0.06	0.29	0.02	0.31
Mexico adjustments	—	—	—	0.05	(0.11)	(0.06)
Adjusted diluted earnings per share			$8.86			$5.74